Exhibit 99.1

SPX FLOW REPORTS SECOND QUARTER 2016 RESULTS

●	Reported GAAP Loss Per Share of $(8.52) Including:

○ Non-Cash Impairment Charges of $(8.77) Per Share

○ Realignment Charges of $(0.21) Per Share

●	Reported Adjusted Earnings Per Share* of $0.46

●	Initiated Refinancing of $600 Million Senior Notes; Expect to Complete in Q3 2016

●	Increased Target Savings from Realignment Program to ~$135 Million

●	Narrowed 2016 Adjusted EPS* Guidance Range to $1.85 to $2.05 per share
____________________________________________________________________________________
CHARLOTTE, NC - August 3, 2016 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter ended July 2, 2016.
Second Quarter 2016 Overview:

•
Revenues declined 14.0% to $528.8 million, from $615.1 million in the year-ago quarter. The impact of the stronger U.S. Dollar versus foreign currencies decreased revenues by 2.1%, or $12.8 million, and organic revenues* decreased 11.9%, primarily due to the impact of lower oil and dairy prices on customers' spending and investment decisions.

•	Operating loss and margin were $(394.1) million and (74.5)%, compared to operating income and margin of $62.8 million and 10.2% in the year-ago quarter.

◦	During the second quarter of 2016, the company recorded $426.4 million of non-cash impairment charges to reduce the goodwill and certain intangible assets in its Power and Energy segment.

◦	The company also recorded $10.8 million of special charges related to its previously announced realignment program.

•	Excluding impairment and special charges, adjusted operating income* and margin were $43.1 million and 8.2%.

•	Diluted net loss per share was $(8.52), and included non-cash impairment charges of $(8.77) per share and special charges of $(0.21) per share related to the realignment program.

•	Excluding impairment and realignment charges, adjusted earnings per share* was $0.46.

•	Net cash from operating activities was $39.7 million in the period and included $16.4 million of cash outflows in support of the company's realignment program.

•
Free cash flow* was $26.1 million and included the net cash from operating activities described above and $13.6 million in capital expenditures, of which $6.6 million related to the new manufacturing facility in Bydgoszcz, Poland.

“Coming into this year we were faced with the challenges of an uncertain macro environment and cyclical downturns in two of our key end markets, oil and dairy. Although we saw some pockets of stabilization in the first half of 2016, overall orders were lower than the second half of 2015, particularly in our oil and industrial related product lines,” said Marc Michael, President and Chief Executive Officer.
“Despite the challenging demand environment, I’m pleased with the effort by our employees across the enterprise to aggressively execute our realignment program. During the first half of the year, we made significant progress reducing our cost structure, realigning our footprint and streamlining our functional support globally,” Michael continued. “That said, given current order trends, and consistent with our original commitments, we are accelerating our realignment program. We are also evaluating and intend to take additional actions. As such, we have increased the annualized savings target from our realignment program to approximately $135 million, up from our previous target of $110 million. And we now expect $60 million of savings to be achieved in 2016, up from our previous target of $40 million.”

“Additionally, during the third quarter, we plan to refinance all of our $600 million senior notes due in 2017. We believe this will give us greater financial flexibility going forward and lower annual interest costs,” said Michael.
“We have updated our 2016 guidance to reflect our first half results and revised expectations for the second half of the year. At the bottom line, we narrowed our full year 2016 EPS guidance range to $1.85 to $2.05 per share, as compared to our previous guidance range of $1.85 to $2.15 per share. We are firmly committed to meeting our financial guidance for 2016 and believe the actions we are taking to realign the company and refinance our debt will significantly improve our ability to efficiently and competitively serve our customers,” Michael concluded.
Second Quarter 2016 Results by Segment:
Food and Beverage
Revenues for Q2 2016 were $188.0 million, compared to $234.8 million in Q2 2015, a decrease of $46.8 million, or 19.9%. Organic revenues* declined 18.5%, or $43.6 million, and currency fluctuations decreased revenues 1.4%, or $3.2 million. The decline in organic revenues was due primarily to lower revenue from large systems projects as low dairy prices have delayed customer spending and investment decisions, particularly for milk powder projects.
Segment income was $19.9 million, or 10.6% of revenues, in Q2 2016, compared to $28.6 million, or 12.2% of revenues, in Q2 2015. Segment income and margin decreased primarily due to the organic revenue declines described above, which were partially offset by savings from restructuring actions and cost reduction initiatives.
Power and Energy
Revenues for Q2 2016 were $155.8 million, compared to $184.1 million in Q2 2015, a decrease of $28.3 million, or 15.4%. Organic revenues* declined 11.9%, or $21.9 million, and currency fluctuations decreased revenues 3.5%, or $6.4 million. The decline in organic revenue was due largely to the impact of lower oil prices on customers' spending behavior, particularly for original equipment in the upstream and midstream. Additionally, Q2 2015 revenue benefited from a large nuclear project which did not repeat in Q2 2016.
Segment income was $10.0 million, or 6.4% of revenues, in Q2 2016, compared to $23.0 million, or 12.5% of revenues, in Q2 2015. The decrease in segment income and margin was due primarily to the organic revenue decline described above, as well as shipment of lower margin backlog and low utilization rates at certain manufacturing locations. These declines were partially offset by savings from restructuring actions and cost reduction initiatives.
Industrial
Revenues for Q2 2016 were $185.0 million, compared to $196.2 million in Q2 2015, a decline of $11.2 million, or 5.7%. Organic revenues* declined 4.2%, or $8.2 million, and currency fluctuations decreased revenues 1.5%, or $3.0 million. The organic revenue decline was due primarily to lower sales of hydraulic tools, heat exchangers and dehydration equipment.
Segment income was $26.9 million, or 14.5% of revenues, in Q2 2016, compared to $27.9 million, or 14.2% of revenues, in Q2 2015. The decline in segment income was due primarily to the revenue declines described above. These declines were partially offset by savings from restructuring actions and cost reduction initiatives.
2016 Full Year Financial Guidance:
The company updated its consolidated full year 2016 GAAP and adjusted financial guidance to reflect its first half 2016 results and revised outlook for the second half of 2016. In addition to the Q2 results, key changes to the company's full year 2016 GAAP financial guidance include:

•	Reduced revenue and segment income in the second half of 2016 due to lower than anticipated orders in the first half;

•	Increased cost savings target by $20.0 million to approximately $60.0 million;

•	Increased special charges by $20.0 million to approximately $80.0 million;

•
An early extinguishment of debt charge of approximately $38 million and cash outflows of approximately $50 million related to the company's plans to refinance its $600 million of outstanding 6.875% senior notes during the third quarter;

•
A tax benefit of approximately $22.0 million related to the manufacturing expansion in Poland. This benefit is expected to be recorded in the fourth quarter of 2016, with the cash benefit expected to be realized over time as income is earned in Poland.

Updated 2016 Full Year Financial Guidance
($ millions; except per share data)	GAAP Basis	Adjusted Basis(1)
Revenue	$2,040 to $2,090	$2,040 to $2,090
Special Charges	~$(80)	$0
Operating Income (Loss)	$(335) to $(325)	$170 to $180
Earnings (Loss) Per Share	$(8.40) to $(8.20)	$1.85 to $2.05
Free Cash Flow (Usage)*	$(75) to $(55)	$140 to $160
EBITDA*	$(310) to $(300)	$235 to $245
(1) Adjusted guidance excludes $426 million of non-cash impairment charges, $80 million of special charges and $125 million of cash outflows related to the company's realignment program, $41 million of net cash pension funding for retirees, $50 million of cash outflows and a $38 million early extinguishment of debt charge related to debt refinancing and estimated tax benefits of $22 million related to the company's expanded manufacturing presence in Poland. See attached schedules for reconciliation of GAAP guidance to adjusted guidance.
OTHER ITEMS
Global Realignment Program: As previously disclosed, the company announced its intent to further optimize its global footprint, streamline business processes and reduce selling, general and administrative expense through a global realignment program. The realignment program is intended to reduce costs across operating sites and corporate and global functions, in part by making structural changes and process enhancements which are designed to help the company operate more efficiently. The realignment program was initiated in 2015 and is expected to be largely compete by the end of 2017. The total cost of the program is now expected to be approximately $160 million with annualized savings of approximately $130 million fully realized by 2018. These estimates have been increased from prior estimates of approximately $140 million in total cost and approximately $110 million of annualized savings.
Debt Refinancing: On August 3, 2016 the company announced that it intends to offer $600.0 million in aggregate principal amount of senior unsecured notes split between eight and ten year tranches, subject to market conditions, to qualified institutional buyers pursuant to rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S under the Securities Act. The notes will be guaranteed by the company’s existing and future domestic subsidiaries that guarantee its senior credit facilities, subject to certain exceptions. The company expects to use the net proceeds of this offering, together with borrowings under the company's revolving credit facility, to repurchase and/or redeem and retire the $600.0 million outstanding aggregate principal amount of its 6.875% senior notes due 2017 pursuant to its previously announced tender offer, including prepayment premiums with respect to such purchase.
Impairment of Goodwill and Intangible Assets: In connection with the preparation of its second quarter financial statements, the company performed an interim goodwill impairment test and determined that the fair value of its Power and Energy reporting unit was less than the carrying value of its net assets. As a result of this determination, the company recorded an impairment charge of $252.8 million to reduce the goodwill of the reporting unit to its implied fair value. It also recorded an additional impairment charge of $173.6 million related to certain intangible assets within its Power and Energy reportable segment. Further discussion on this matter is provided in the Form 10-Q filed August 3, 2016 with the Securities and Exchange Commission.
2015 Results: The company's condensed combined statements of operations, comprehensive income (loss), equity and cash flows for the three and six months ended June 27, 2015, were prepared on a "carve out" basis and were derived from the condensed consolidated financial statements and accounting records of SPX Corporation for the historical periods presented. These condensed combined statements do not necessarily reflect what the results of operations, financial position, and cash flows would have been had SPX FLOW operated as an independent company for the historical periods reported.
Form 10-Q: The company filed its quarterly report on Form 10-Q for the quarter ended July 2, 2016 with the Securities and Exchange Commission on August 3, 2016. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW is a global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has more than $2 billion in annual revenues, operations in over 35 countries and sales in over 150 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP number. See attached schedules for reconciliation to most comparable GAAP number.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words "expect," "anticipate," "plan," "target," "project," "believe" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, Vice President, Communications and Finance
Phone: 704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Revenues	$528.8	$615.1	$1,033.8	$1,186.3
Costs and expenses:
Cost of products sold	362.0	403.9	707.8	786.8
Selling, general and administrative	118.0	139.2	252.4	282.1
Intangible amortization	5.7	5.9	11.4	11.9
Impairment of goodwill and intangible assets	426.4	—	426.4	—
Special charges, net	10.8	3.3	51.8	7.1
Operating income (loss)	(394.1)	62.8	(416.0)	98.4

Other income (expense), net	(0.1)	(1.8)	(2.6)	4.3
Related party interest expense, net	—	(2.3)	—	(9.6)
Other interest expense, net	(14.3)	(0.4)	(28.7)	(0.7)
Income (loss) before income taxes	(408.5)	58.3	(447.3)	92.4
Income tax benefit (provision)	56.2	(11.6)	62.9	(22.6)
Net income (loss)	(352.3)	46.7	(384.4)	69.8
Less: Net income (loss) attributable to noncontrolling interests	0.5	(0.4)	(0.5)	(0.7)
Net income (loss) attributable to SPX FLOW, Inc.	$(352.8)	$47.1	$(383.9)	$70.5

Basic income (loss) per share of common stock	$(8.52)	$1.15	$(9.30)	$1.73
Diluted income (loss) per share of common stock	$(8.52)	$1.15	$(9.30)	$1.72

Weighted average number of common shares outstanding - basic	41.397	40.809	41.273	40.809
Weighted average number of common shares outstanding - diluted	41.397	40.932	41.273	40.932

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	July 2, 2016	December 31, 2015
ASSETS
Current assets:
Cash and equivalents	$229.0	$295.9
Accounts receivable, net	495.8	483.9
Inventories, net	308.4	305.2
Other current assets	101.0	72.4
Total current assets	1,134.2	1,157.4
Property, plant and equipment:
Land	37.5	37.7
Buildings and leasehold improvements	243.4	224.9
Machinery and equipment	422.0	483.9
	702.9	746.5
Accumulated depreciation	(315.9)	(314.1)
Property, plant and equipment, net	387.0	432.4
Goodwill	762.5	1,023.4
Intangibles, net	386.8	579.4
Other assets	122.3	111.6
TOTAL ASSETS	$2,792.8	$3,304.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$206.6	$227.1
Accrued expenses	456.5	467.3
Income taxes payable	17.4	31.7
Short-term debt	33.7	28.0
Current maturities of long-term debt	20.4	10.3
Total current liabilities	734.6	764.4
Long-term debt	984.4	993.8
Deferred and other income taxes	89.9	142.0
Other long-term liabilities	131.0	133.4
Total long-term liabilities	1,205.3	1,269.2

Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,633.0	1,621.7
Retained earnings (accumulated deficit)	(362.8)	21.1
Accumulated other comprehensive loss	(423.4)	(382.7)
Common stock in treasury	(4.1)	(1.4)
Total SPX FLOW, Inc. shareholders' equity	843.1	1,259.1
Noncontrolling interests	9.8	11.5
Total equity	852.9	1,270.6
TOTAL LIABILITIES AND EQUITY	$2,792.8	$3,304.2

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended				Six months ended
	July 2, 2016	June 27, 2015	Δ	%/bps	July 2, 2016	June 27, 2015	Δ	%/bps
Food and Beverage

Revenues	$188.0	$234.8	$(46.8)	-19.9%	$372.8	$444.9	$(72.1)	-16.2%
Gross profit	55.0	73.7	(18.7)		110.8	138.2	(27.4)
Selling, general and administrative expense	33.2	43.1	(9.9)		69.8	83.2	(13.4)
Intangible amortization expense	1.9	2.0	(0.1)		3.7	4.0	(0.3)
Income	$19.9	$28.6	$(8.7)	-30.4%	$37.3	$51.0	$(13.7)	-26.9%
as a percent of revenues	10.6%	12.2%		-160bps	10.0%	11.5%		-150bps

Power and Energy

Revenues	$155.8	$184.1	$(28.3)	-15.4%	$305.5	$357.5	$(52.0)	-14.5%
Gross profit	46.3	64.5	(18.2)		88.8	120.3	(31.5)
Selling, general and administrative expense	33.8	39.0	(5.2)		71.6	76.2	(4.6)
Intangible amortization expense	2.5	2.5	—		5.0	5.1	(0.1)
Income	$10.0	$23.0	$(13.0)	-56.5%	$12.2	$39.0	$(26.8)	-68.7%
as a percent of revenues	6.4%	12.5%		-610bps	4.0%	10.9%		-690bps

Industrial

Revenues	$185.0	$196.2	$(11.2)	-5.7%	$355.5	$383.9	$(28.4)	-7.4%
Gross profit	65.5	73.0	(7.5)		126.4	141.0	(14.6)
Selling, general and administrative expense	37.3	43.7	(6.4)		77.4	84.5	(7.1)
Intangible amortization expense	1.3	1.4	(0.1)		2.7	2.8	(0.1)
Income	$26.9	$27.9	$(1.0)	-3.6%	$46.3	$53.7	$(7.4)	-13.8%
as a percent of revenues	14.5%	14.2%		30bps	13.0%	14.0%		-100bps

Consolidated and Combined Revenues	$528.8	$615.1	$(86.3)	-14.0%	$1,033.8	$1,186.3	$(152.5)	-12.9%
Consolidated and Combined Segment Income	56.8	79.5	(22.7)	-28.6%	95.8	143.7	(47.9)	-33.3%
as a percent of revenues	10.7%	12.9%		-220bps	9.3%	12.1%		-280bps

Total income for reportable segments	$56.8	$79.5	$(22.7)		$95.8	$143.7	$(47.9)
Corporate expense	12.6	12.4	0.2		31.5	36.2	(4.7)
Pension and postretirement expense	1.1	1.0	0.1		2.1	2.0	0.1
Impairment of goodwill and intangible assets	426.4	—	426.4		426.4	—	426.4
Special charges, net	10.8	3.3	7.5		51.8	7.1	44.7
Consolidated and Combined Operating Income (Loss)	$(394.1)	$62.8	$(456.9)	-727.5%	$(416.0)	$98.4	$(514.4)	-522.8%
as a percent of revenues	(74.5)%	10.2%		-8470bps	(40.2)%	8.3%		-4850bps

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended		Six months ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Cash flows from (used in) operating activities:
Net income (loss)	$(352.3)	$46.7	$(384.4)	$69.8
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Special charges, net	10.8	3.3	51.8	7.1
Impairment of goodwill and intangible assets	426.4	—	426.4	—
Deferred income taxes	(50.5)	(1.0)	(64.3)	(3.9)
Depreciation and amortization	17.0	14.9	34.1	29.5
Stock-based compensation	4.3	—	11.2	—
Pension and other employee benefits	2.7	0.8	5.6	1.6
Gain on asset sales and other, net	—	(1.2)	(1.3)	(1.2)
Changes in operating assets and liabilities:
Accounts receivable and other assets	(2.9)	(31.2)	(13.2)	(68.1)
Inventories	17.8	(20.6)	(3.7)	(27.5)
Accounts payable, accrued expenses and other	(17.2)	31.5	(67.9)	38.8
Cash spending on restructuring actions	(16.4)	(2.4)	(22.9)	(5.1)
Net cash from (used in) operating activities	39.7	40.8	(28.6)	41.0
Cash flows used in investing activities:
Proceeds from asset sales and other, net	0.1	1.6	2.1	1.6
Increase in restricted cash	—	—	(0.2)	(0.1)
Capital expenditures	(13.6)	(11.0)	(30.1)	(22.6)
Net cash used in investing activities	(13.5)	(9.4)	(28.2)	(21.1)
Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	17.0	—	24.0	—
Repayments of senior credit facilities	(17.0)	—	(22.0)	—
Borrowings under trade receivables financing arrangement	11.0	—	33.0	—
Repayments of trade receivables financing arrangement	(9.0)	—	(22.0)	—
Repayments of related party notes payable	—	(5.4)	—	(5.4)
Borrowings under other financing arrangements	—	0.9	1.1	1.0
Repayments of other financing arrangements	(7.0)	(0.6)	(8.8)	(1.3)
Minimum withholdings paid on behalf of employees for net share settlements, net	(0.3)	—	(3.1)	—
Dividends paid to noncontrolling interests in subsidiary	—	0.3	(1.2)	(0.2)
Change in former parent company investment	—	(59.6)	—	(48.7)
Net cash from (used in) financing activities	(5.3)	(64.4)	1.0	(54.6)
Change in cash and equivalents due to changes in foreign currency exchange rates	(12.3)	0.4	(11.1)	(6.8)
Net change in cash and equivalents	8.6	(32.6)	(66.9)	(41.5)
Consolidated and combined cash and equivalents, beginning of period	220.4	207.7	295.9	216.6
Consolidated and combined cash and equivalents, end of period	$229.0	$175.1	$229.0	$175.1

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended July 2, 2016
	Net Revenue Decline	Acquisitions	Foreign Currency	Organic Revenue Decline
Food and Beverage reportable segment	(19.9)%	—%	(1.4)%	(18.5)%
Power and Energy reportable segment	(15.4)%	—%	(3.5)%	(11.9)%
Industrial reportable segment	(5.7)%	—%	(1.5)%	(4.2)%
Consolidated and combined	(14.0)%	—%	(2.1)%	(11.9)%

	Six months ended July 2, 2016
	Net Revenue Decline	Acquisitions	Foreign Currency	Organic Revenue Growth (Decline)
Food and Beverage reportable segment	(16.2)%	—%	(1.7)%	(14.5)%
Power and Energy reportable segment	(14.5)%	—%	(3.2)%	(11.3)%
Industrial reportable segment	(7.4)%	—%	(1.8)%	(5.6)%
Consolidated and combined	(12.9)%	—%	(2.2)%	(10.7)%

SPX FLOW, INC. AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
(Unaudited; in millions)

Six months ended
July 2, 2016
Beginning cash and equivalents	$295.9

Net cash used in operating activities	(28.6)
Proceeds from asset sales and other, net	2.1
Increase in restricted cash	(0.2)
Capital expenditures	(30.1)
Net borrowings under senior credit facilities	2.0
Net borrowings under trade receivables financing arrangement	11.0
Net repayments of other financing arrangements	(7.7)
Minimum withholdings paid on behalf of employees for net share settlements, net	(3.1)
Dividends paid to noncontrolling interests in subsidiary	(1.2)
Change in cash and equivalents due to changes in foreign currency exchange rates	(11.1)

Ending cash and equivalents	$229.0

	Debt at	Debt at
	July 2, 2016	December 31, 2015
Domestic revolving loan facility	$2.0	$—
Term loan	400.0	400.0
6.875% senior notes	600.0	600.0
Trade receivables financing arrangement	11.0	—
Other indebtedness	29.6	37.3
Totals	$1,042.6	$1,037.3

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended
	July 2, 2016	June 27, 2015
Operating income (loss)	$(394.1)	$62.8
Impairment of goodwill and intangible assets	426.4	—
Special charges, net	10.8	3.3
Adjusted operating income	$43.1	$66.1

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

	Three months ended
	July 2, 2016	June 27, 2015
Diluted earnings (loss) per share	$(8.52)	$1.15
Impairment of goodwill and intangible assets, net of tax	8.77	—
Special charges, net of tax	0.21	—
Adjusted diluted earnings per share	$0.46	$1.15

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Six months ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net cash from (used in) operating activities	$39.7	$40.8	$(28.6)	$41.0
Capital expenditures	(13.6)	(11.0)	(30.1)	(22.6)
Free cash flow from (used in) operations	$26.1	$29.8	$(58.7)	$18.4

Free cash flow from (used in) operations	$26.1	$29.8	$(58.7)	$18.4
Cash spending on restructuring actions	16.4	2.4	22.9	5.1
Capital expenditures related to manufacturing expansion in Poland	6.6	—	16.2	—
Pension payments to retirees, net of taxes	—	—	8.0	—
Adjusted free cash flow from (used in) operations	$49.1	$32.2	$(11.6)	$23.5

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

2016
Mid-Point Target
Operating loss	$(331)
Impairment of goodwill and intangible assets	426
Special charges, net	80
Adjusted operating income	$175

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

2016
Mid-Point Target
Diluted loss per share	$(8.30)
Impairment of goodwill and intangible assets, net of tax	8.71
Special charges, net of tax	1.41
Early extinguishment of debt, net of tax	0.65
Tax benefit from manufacturing expansion in Poland	(0.53)
Adjusted diluted earnings per share	$1.95

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

2016
Mid-Point Target
Net cash from operating activities	$75
Less:
Pension payments to former officers, net of tax benefit	41
Early extinguishment of debt	50
Net cash used in operations	(15)
Capital expenditures	(50)
Free cash flow used in operations	(65)
Pension payments to former officers, net of tax benefit	41
Early extinguishment of debt	50
Cash spending on restructuring actions	125
Adjusted free cash flow from operations	$150

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(Unaudited; in millions)

2016
Mid-Point Target
Net loss	$(345)

Income tax benefit	(84)
Interest expense	57
Depreciation and amortization	66
EBITDA	(305)
Early extinguishment of debt	38
Special charges, net	80
Impairment of goodwill and intangible assets	426
ADJUSTED EBITDA	240
Non-cash compensation expense	27
Non-service pension costs	2
Interest income	3
Other	(1)
Bank consolidated EBITDA	$270